Exhibit 99.1

Nordstrom Reports Fourth Quarter 2024 Earnings

●	Revenue, comparable sales and earnings at or above high end of fiscal 2024 outlook

●	Quarterly sales growth across banners, stores and digital excluding the 53rd week; comparable sales up 4.7 percent

●	Strong EBIT margin in fourth quarter, expanding year-over-year

SEATTLE – March 4, 2025 – Nordstrom, Inc. (NYSE: JWN) today reported fourth quarter net earnings of $165 million, or $0.97 per diluted share (“EPS”), and earnings before interest and taxes (“EBIT”) of $242 million. Excluding privatization fees and an accelerated technology depreciation charge, the Company reported adjusted EBIT of $273 million and adjusted EPS of $1.10.1

For the fiscal year ended February 1, 2025, net earnings were $294 million and EPS was $1.74, with EBIT of $495 million, or 3.4 percent of sales. Excluding charges related primarily to a supply chain asset impairment in the second quarter, accelerated technology depreciation in the third and fourth quarters, and privatization fees in the fourth quarter, adjusted EBIT was $593 million, or 4.1 percent of sales, and adjusted EPS was $2.17 for fiscal 2024.1

For the 13-week fourth quarter in fiscal 2024, total Company net sales decreased 2.1 percent versus the 14-week period in fiscal 2023, or increased 2.5 percent excluding approximately $190 million related to the 53rd week in fiscal 2023. Total Company gross merchandise value (“GMV”) decreased 0.2 percent. Nordstrom banner net sales decreased 3.7 percent and GMV decreased 1.0 percent compared with the fourth quarter of 2023. Net sales for Nordstrom Rack increased 1.2 percent.2

Fourth quarter total Company comparable sales increased 4.7 percent versus the realigned 13-week quarter in fiscal 2023. Nordstrom banner comparable sales increased 5.3 percent and Nordstrom Rack comparable sales increased 3.5 percent.3

“Customers responded positively to the strength of our offering across both banners in the fourth quarter,” said Erik Nordstrom, chief executive officer of Nordstrom, Inc. “We maintained the momentum we built throughout the year, which resulted in full-year sales and profitability coming in at the high end of our expectations.”

In the fourth quarter, women’s apparel, active and men’s apparel had the strongest growth versus 2023. For fiscal 2024, women’s apparel, active, men’s apparel, kids and shoes were the strongest.

“Our team reacted with agility and speed to the holiday environment, responding in real-time to better serve our customers and drive strong financial results,” said Pete Nordstrom, president of Nordstrom, Inc. “We consistently executed on our priorities in 2024 and we’re grateful to our teams for their hard work to deliver on our purpose of helping customers feel good and look their best.”

As previously announced on February 26, 2025, the board of directors declared a quarterly cash dividend of $0.19 per share to be paid to shareholders of record at the close of business on March 11, 2025, payable on March 26, 2025.

The Company also announced that Cathy Smith will be stepping down from her role as chief financial officer to become CFO of a publicly traded global food services company, effective following the filing of the Company’s Annual Report on Form 10-K for the 2024 fiscal year, anticipated within the next month. The Company has initiated a comprehensive search for a new CFO with the assistance of a leading search firm.

“We are grateful for Cathy’s leadership over the past two years, which has been instrumental in strengthening our financial resilience and flexibility while maintaining our focus on providing customers with the best possible experiences. We wish her well in this next chapter,” said Erik Nordstrom. “We are fortunate to have a strong financial leadership team to take on additional responsibilities and help ensure a smooth transition during our search.”

[1]	Adjusted EBIT and adjusted EPS are non-GAAP financial measures. Refer to the “Adjusted EBIT, Adjusted EBITDA, Adjusted EBIT Margin and Adjusted EPS” section of this release for additional information as well as reconciliations between the Company’s GAAP and non-GAAP financial results.

[2]	Fourth quarter 2024 net sales growth and GMV growth are calculated versus the 14-week period ended February 3, 2024, and full-year growth is calculated versus the 53-week period ended February 3, 2024.

[3]	Fourth quarter 2024 comparable sales growth is calculated versus the realigned 13-week period ended February 3, 2024, and full-year growth is calculated versus the realigned 52-week period ended February 3, 2024.

FOURTH QUARTER 2024 SUMMARY

●	Total Company net sales in the fourth quarter decreased 2.1 percent, or increased 2.5 percent excluding the 53rd week in 2023, and comparable sales increased 4.7 percent compared with the same period in fiscal 2023. GMV decreased 0.2 percent in the fourth quarter and increased 3.1 percent in fiscal 2024 when compared with the same periods in 2023. Full-year revenue for fiscal 2024, including retail sales and credit card revenues, increased 2.2 percent, or increased 3.6 percent excluding the 53rd week, and full-year comparable sales increased 3.6 percent.[2,3]

●	Nordstrom banner net sales in the fourth quarter decreased 3.7 percent, or increased 0.5 percent excluding the 53rd week, and comparable sales increased 5.3 percent compared with the same period in fiscal 2023. GMV decreased 1.0 percent in the fourth quarter and increased 0.6 percent in fiscal 2024 when compared with the same periods in 2023. Full-year Nordstrom banner comparable sales increased 3.0 percent.[2,3]

●	Nordstrom Rack banner net sales in the fourth quarter increased 1.2 percent, or increased 6.6 percent excluding the 53rd week, and comparable sales increased 3.5 percent compared with the same period in fiscal 2023. Full-year Nordstrom Rack comparable sales increased 4.7 percent.[2,3]

●	Digital sales in the fourth quarter decreased 1.8 percent, or increased 2.6 percent excluding the 53rd week, compared with the same period in fiscal 2023. Digital sales represented 38 percent of total sales during the quarter and 36 percent of sales for the fiscal year.[2]

●	Gross profit, as a percentage of net sales, of 37.3 percent increased 290 basis points compared with the same period in fiscal 2023 primarily due to merchandise margin expansion related to timing of markdown recognition under the cost method of accounting, improved shrink and lower loyalty promotions.

●	Ending inventory increased 11.4 percent compared with the same period in fiscal 2023, versus a net sales decrease of 2.1 percent, or increase of 2.5 percent excluding the 53rd week in 2023. The increase in inventory was driven primarily by growth in the top brands at both banners and higher in-transit inventory late in the quarter.

●	Selling, general and administrative (“SG&A”) expenses, as a percentage of net sales, of 34.4 percent increased 200 basis points compared with the same period in fiscal 2023, primarily due to higher labor costs, privatization fees and an accelerated technology depreciation charge. Excluding $18 million in privatization fees and a $13 million accelerated technology depreciation charge, adjusted SG&A expenses, as a percentage of net sales, were 33.7 percent.

●	EBIT was $242 million in the fourth quarter of 2024, compared with $215 million during the same period in fiscal 2023. Adjusted EBIT of $273 million for the fourth quarter of 2024 excluded the privatization fees and accelerated technology depreciation. Adjusted EBIT of $247 million for the fourth quarter of 2023 excluded a supply chain asset impairment charge. EBIT was $495 million for fiscal 2024, and adjusted EBIT of $593 million excluded charges primarily related to supply chain impairment in the second quarter, accelerated technology depreciation in the third and fourth quarters, and privatization fees in the fourth quarter. EBIT margin and adjusted EBIT margin for the quarter were 5.8 percent and 6.5 percent of net sales, respectively. EBIT margin and adjusted EBIT margin for the fiscal year were 3.4 percent and 4.1 percent, respectively.[1]

●	Interest expense, net, of $22 million decreased from $26 million during the same period in fiscal 2023 primarily due to the redemption of $250 million of notes in the first quarter of 2024.

●	Income tax expense during the fourth quarter was $55 million, or 24.9 percent of pretax earnings, compared with $55 million, or 29.1 percent of pretax earnings, in the same period of fiscal 2023. The decrease in the rate was primarily due to favorable state provision-to-return adjustments recorded in the fourth quarter of 2024, compared with the same quarter in fiscal 2023. The full-year income tax rate was 25.3 percent.

●	The Company ended the year with $1.8 billion in available liquidity, including $1.0 billion in cash.

DEFINITIVE AGREEMENT WITH NORDSTROM FAMILY AND EL PUERTO de LIVERPOOL, S.A.B. de C.V.

In December 2024, Nordstrom, Inc. announced that it had reached an agreement with members of the Nordstrom family and El Puerto de Liverpool, S.A.B de C.V. (“Liverpool”) to acquire all of the outstanding common shares of Nordstrom not already beneficially owned by the Nordstrom family and Liverpool. The transaction is expected to close in the first half of 2025, subject to certain conditions, including approval by shareholders. Upon completion, Nordstrom’s common stock will no longer be listed on any public market.

STORES UPDATE

During fiscal 2024, the Company opened 23 stores:

City	Location	Square Footage (000s)	Timing of Opening
Nordstrom Rack
Pinole, CA	Pinole Vista Crossing	23	March 7, 2024
Snellville, GA	Presidential Markets	35	March 7, 2024
Kennesaw, GA	Barrett Place	25	March 21, 2024
Macedonia, OH	Macedonia Gateway	28	April 11, 2024
Gilroy, CA	Gilroy Crossing	25	April 25, 2024
Jacksonville Beach, FL	South Beach Regional	30	May 2, 2024
Queen Creek, AZ	Queen Creek Marketplace	28	May 16, 2024
Elk Grove, CA	The Ridge Elk Grove	25	May 30, 2024
Wheaton, IL	Danada Square East	29	May 30, 2024
Oceanside, CA	Pacific Coast Plaza	32	June 6, 2024
Bay Shore, NY	Gardiner Manor Mall	24	June 13, 2024
San Antonio, TX	Bandera Pointe	24	September 5, 2024
Franklin, TN	Cool Springs Market	24	September 5, 2024
San Mateo, CA	Bridgepointe Shopping Center	36	September 12, 2024
San Diego, CA	Clairemont Town Square	25	September 19, 2024
Mooresville, NC	Mooresville Crossing	28	September 26, 2024
Houston, TX	Meyerland Plaza	34	September 26, 2024
Mason, OH	Deerfield Towne Center	30	October 3, 2024
Raleigh, NC	Triangle Town Place	32	October 10, 2024
Fort Myers, FL	Bell Tower	31	October 17, 2024
Noblesville, IN	Hamilton Town Center	25	October 17, 2024
Omaha, NE	Village Pointe	30	October 24, 2024
Tarzana, CA	Village Walk	25	November 1, 2024

The Company has also announced plans to open the following stores:

City	Location	Square Footage (000s)	Timing of Opening
Nordstrom Rack
Geneva, IL	Randall Square	25	March 13, 2025
Houston, TX	Westchase Shopping Center	30	March 20, 2025
Matthews, NC	Sycamore Commons	25	March 27, 2025
Manalapan Township, NJ	Manalapan Commons	26	March 27, 2025
Apple Valley, MN	Fischer Marketplace	30	April 3, 2025
Morrisville, NC	Park West Village	25	April 10, 2025
Nashua, NH	Royal Ridge Center	30	April 24, 2025
Davis, CA	The Davis Collection	25	May 22, 2025
Coral Springs, FL	Pine Ridge Square	31	Fall 2025
Surprise, AZ	Prasada North	26	Fall 2025
Holbrook, NY	The Shops at SunVet	27	Fall 2025
Hyannis, MA	The Landing at Hyannis	25	Fall 2025
Prosper, TX	The Gates of Prosper	26	Fall 2025
Melbourne, FL	The Avenue Viera	24	Fall 2025
Meridian, ID	The Village at Meridian	25	Fall 2025
Lakeland, FL	Lakeside Village	30	Fall 2025
Lubbock, TX	West End Center	30	Fall 2025
Estero, FL	Coconut Point	28	Fall 2025
Lake Grove, NY	Smith Haven Plaza	25	Fall 2025
Longmont, CO	Harvest Junction	28	Fall 2025
Sarasota, FL	Sarasota Pavilion	27	Spring 2026

Catherine Bloom for Nordstrom
Los Angeles, CA	Melrose Place	4	Spring 2025

The Company had the following store counts as of quarter-end:

	February 1, 2025	February 3, 2024
Nordstrom
Nordstrom	92	93
Nordstrom Local service hubs	6	6
Nordstrom Rack
Nordstrom Rack	277	258
Last Chance clearance stores	2	2
Total	377	359

Gross store square footage	26,630,000	26,259,000

During the fourth quarter, the Company closed one Nordstrom store and three Nordstrom Rack stores. Subsequent to quarter-end, the Company closed one Nordstrom Local service hub, which will reopen as a storefront dedicated to personal styling.

FISCAL YEAR 2025 OUTLOOK AND CONFERENCE CALL INFORMATION

Given the pending transaction, the Company is not providing a fiscal 2025 financial outlook or hosting a fourth quarter 2024 conference call.

ABOUT NORDSTROM

At Nordstrom, Inc. (NYSE: JWN), we exist to help our customers feel good and look their best. Since starting as a shoe store in 1901, how to best serve customers has been at the center of every decision we make. This heritage of service is the foundation we’re building on as we provide convenience and true connection for our customers. Our interconnected model enables us to serve customers when, where and how they want to shop – whether that’s in-store at more than 350 Nordstrom, Nordstrom Local and Nordstrom Rack locations or digitally through our Nordstrom and Rack apps and websites. Through it all, we remain committed to leaving the world better than we found it.

Certain statements in this earnings release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties that could cause results to be materially different from expectations. The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “targets,” “anticipates,” “assumptions,” “plans,” “expects” or “expectations,” “intends,” “estimates,” “forecasts,” “guidance” and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All statements contained or incorporated in this earnings release or in any other public statements that address such future events or expectations are forward-looking statements. Important factors that could cause actual results to differ materially from these forward-looking statements are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2024, our Form 10-Q for the fiscal quarter ended May 4, 2024, our Form 10-Q for the fiscal quarter ended August 3, 2024, our Form 10-Q for the fiscal quarter ended November 2, 2024 and our Form 10-K for the fiscal year ended February 1, 2025, anticipated to be filed with the SEC within the next month. In addition, forward-looking statements contained in this release may be impacted by the actual outcome of events or occurrences related to the Company’s entry into an Agreement and Plan of Merger dated December 22, 2024, which, if consummated, would result in the Company ceasing to be a publicly traded corporation. These forward-looking statements are not guarantees of future performance and speak only as of the date made, and, except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances. In addition, the actual timing, price, manner and amounts of future share repurchases, if any, will be subject to the discretion of our board of directors, contractual commitments, market and economic conditions and applicable Securities and Exchange Commission rules. This earnings release includes references to websites, website addresses and additional materials, including reports and blogs, found on those websites. The content of any websites and materials named, hyperlinked or otherwise referenced in this earnings release are not incorporated by reference into this earnings release or in any other report or document we file with the SEC, and any references to such websites and materials are intended to be inactive textual references only. The information on those websites is not part of this earnings release.

NORDSTROM, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(unaudited; amounts in millions, except per share amounts)

	Quarter Ended		Year Ended
	February 1, 2025	February 3, 2024	February 1, 2025	February 3, 2024
Net sales	$4,204	$4,293	$14,557	$14,219
Credit card revenues, net	119	127	459	474
Total revenues	4,323	4,420	15,016	14,693
Cost of sales and related buying and occupancy costs	(2,636)	(2,815)	(9,396)	(9,303)
Selling, general and administrative expenses	(1,445)	(1,390)	(5,125)	(4,855)
Canada wind-down costs	—	—	—	(284)
Earnings before interest and income taxes	242	215	495	251
Interest expense, net	(22)	(26)	(102)	(104)
Earnings before income taxes	220	189	393	147
Income tax expense	(55)	(55)	(99)	(13)
Net earnings	$165	$134	$294	$134

Earnings per share:
Basic	$1.00	$0.83	$1.79	$0.83
Diluted	$0.97	$0.82	$1.74	$0.82

Weighted-average shares outstanding:
Basic	165.1	162.5	164.3	161.8
Diluted	171.0	164.6	168.9	163.4

Percent of net sales:
Gross profit	37.3%	34.4%	35.5%	34.6%
Selling, general and administrative expenses	34.4%	32.4%	35.2%	34.2%
Earnings before interest and income taxes	5.8%	5.0%	3.4%	1.8%

NORDSTROM, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited; amounts in millions)

	February 1, 2025	February 3, 2024
Assets
Current assets:
Cash and cash equivalents	$1,035	$628
Accounts receivable, net	245	334
Merchandise inventories	2,104	1,888
Prepaid expenses and other current assets	305	286
Total current assets	3,689	3,136

Land, property and equipment (net of accumulated depreciation of $8,747 and $8,251)	3,039	3,177
Operating lease right-of-use assets	1,419	1,359
Goodwill	249	249
Other assets	570	523
Total assets	$8,966	$8,444

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,288	$1,236
Accrued salaries, wages and related benefits	424	244
Current portion of operating lease liabilities	244	240
Other current liabilities	1,132	1,102
Current portion of long-term debt	—	250
Total current liabilities	3,088	3,072

Long-term debt, net	2,618	2,612
Noncurrent operating lease liabilities	1,421	1,377
Other liabilities	699	535

Commitments and contingencies

Shareholders’ equity:
Common stock, no par value: 1,000 shares authorized; 165.2 and 162.4 shares issued and outstanding	3,496	3,418
Accumulated deficit	(2,369)	(2,578)
Accumulated other comprehensive gain	13	8
Total shareholders’ equity	1,140	848
Total liabilities and shareholders’ equity	$8,966	$8,444

NORDSTROM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited; amounts in millions)

	Year Ended
	February 1, 2025	February 3, 2024
Operating Activities
Net earnings	$294	$134
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization expenses	603	586
Canada wind-down costs	—	207
Asset impairment	51	30
Right-of-use asset amortization	187	184
Deferred income taxes, net	(100)	(60)
Stock-based compensation expense	72	52
Other, net	(25)	(71)
Change in operating assets and liabilities:
Accounts receivables, net	78	(53)
Merchandise inventories	(115)	(61)
Prepaid expenses and other assets	19	14
Accounts payable	(16)	40
Accrued salaries, wages and related benefits	180	(42)
Other current liabilities	73	(73)
Lease liabilities	(266)	(272)
Other liabilities	232	6
Net cash provided by operating activities	1,267	621

Investing Activities
Capital expenditures	(516)	(569)
Decrease in cash and cash equivalents resulting from Canada deconsolidation	—	(33)
Proceeds from the sale of assets and other, net	28	31
Net cash used in investing activities	(488)	(571)

Financing Activities
Principal payments on long-term debt	(250)	—
Change in cash book overdrafts	(4)	2
Cash dividends paid	(124)	(123)
Payments for repurchase of common stock	—	(1)
Proceeds from issuances under stock compensation plans	20	20
Other, net	(14)	(7)
Net cash used in financing activities	(372)	(109)

Net increase (decrease) in cash and cash equivalents	407	(59)
Cash and cash equivalents at beginning of year	628	687
Cash and cash equivalents at end of year	$1,035	$628

NORDSTROM, INC.

ADJUSTED EBIT, ADJUSTED EBITDA, ADJUSTED EBIT MARGIN AND ADJUSTED EPS

(NON-GAAP FINANCIAL MEASURES)

(unaudited; amounts in millions, except per share amounts)

The following are key financial metrics and, when used in conjunction with GAAP measures, we believe they provide useful information for evaluating our core business performance, enable comparison of financial results across periods and allow for greater transparency with respect to key metrics used by management for financial and operational decision-making. Adjusted EBIT, adjusted EBITDA, adjusted EBIT margin and adjusted EPS exclude certain items that we do not consider representative of our core operating performance. The financial measure calculated under GAAP which is most directly comparable to adjusted EBIT and adjusted EBITDA is net earnings. The financial measure calculated under GAAP which is most directly comparable to adjusted EBIT margin is net earnings as a percent of net sales. The financial measure calculated under GAAP which is most directly comparable to adjusted EPS is diluted EPS.

Adjusted EBIT, adjusted EBITDA, adjusted EBIT margin and adjusted EPS are not measures of financial performance under GAAP and should be considered in addition to, and not as a substitute for, net earnings, net earnings as a percent of net sales, operating cash flows, earnings per share, earnings per diluted share or other financial measures performed in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies’ financial measures and therefore may not be comparable to methods used by other companies.

The following is a reconciliation of net earnings to adjusted EBIT and adjusted EBITDA and net earnings as a percent of net sales to adjusted EBIT margin:

	Quarter Ended		Year Ended
	February 1, 2025	February 3, 2024	February 1, 2025	February 3, 2024
Net earnings	$165	$134	$294	$134
Income tax expense	55	55	99	13
Interest expense, net	22	26	102	104
Earnings before interest and income taxes	242	215	495	251
Privatization fees[1]	18	—	18	—
Accelerated technology depreciation[2]	13	—	26	—
Supply chain asset impairment and other	—	32	54	32
Canada wind-down costs	—	—	—	284
Adjusted EBIT	273	247	593	567
Depreciation and amortization expenses	123	156	573	586
Amortization of developer reimbursements	(14)	(17)	(57)	(69)
Adjusted EBITDA	$382	$386	$1,109	$1,084

Net sales	$4,204	$4,293	$14,557	$14,219
Net earnings as a % of net sales	3.9%	3.1%	2.0%	0.9%
EBIT margin	5.8%	5.0%	3.4%	1.8%
Adjusted EBIT margin	6.5%	5.7%	4.1%	4.0%

[1]	Privatization fees include transaction-related expenses incurred in connection with the pending merger transaction. These fees are included in SG&A expense on the Consolidated Statement of Earnings.

[2]	As a result of a strategic decision, we recognized a charge related to incremental accelerated depreciation for a technology asset. The charge is included in SG&A expense on the Consolidated Statement of Earnings and depreciation and amortization expenses on the Consolidated Statement of Cash Flows.

The following is a reconciliation of diluted EPS to adjusted EPS:

	Quarter Ended		Year Ended
	February 1, 2025	February 3, 2024	February 1, 2025	February 3, 2024
Diluted EPS	$0.97	$0.82	$1.74	$0.82
Privatization fees	0.11	—	0.11	—
Accelerated technology depreciation	0.07	—	0.16	—
Supply chain asset impairment and other	—	0.19	0.32	0.19
Canada wind-down costs	—	—	—	1.74
Income tax impact on adjustments[1]	(0.05)	(0.05)	(0.16)	(0.63)
Adjusted EPS	$1.10	$0.96	$2.17	$2.12

[1]	The income tax impact of non-GAAP adjustments is calculated using the estimated tax rate for the respective non-GAAP adjustment.

NORDSTROM, INC.

SUMMARY OF NET SALES

(unaudited; amounts in millions)

Our Nordstrom brand includes Nordstrom.com, Nordstrom U.S. stores and Nordstrom Local. Nordstrom also included Canada operations prior to March 2, 2023, inclusive of Nordstrom.ca, Nordstrom Canadian stores and Nordstrom Rack Canadian stores, and ASOS | Nordstrom prior to December 2023. Our Nordstrom Rack brand includes NordstromRack.com, Nordstrom Rack U.S. stores and Last Chance clearance stores. The following table summarizes net sales for the quarter and year ended February 1, 2025, compared with the quarter and year ended February 3, 2024:

	Quarter Ended		Year Ended
	February 1, 2025	February 3, 2024	February 1, 2025	February 3, 2024
Net sales:
Nordstrom	$2,759	$2,866	$9,390	$9,436
Nordstrom Rack	1,445	1,427	5,167	4,783
Total net sales	$4,204	$4,293	$14,557	$14,219

Net sales (decrease) increase:
Nordstrom	(3.7)%	(3.0)%	(0.5)%	(8.2)%
Nordstrom Rack	1.2%	14.6%	8.0%	(0.6)%
Total Company	(2.1)%	2.2%	2.4%	(5.8)%

Digital sales as % of total net sales[1]	38%	38%	36%	36%

[1]	Sales conducted through a digital platform such as our websites or mobile apps. Digital sales may be self-guided by the customer, as in a traditional online order, or facilitated by a salesperson using a virtual styling or selling tool. Digital sales may be delivered to the customer or picked up in our Nordstrom stores, Nordstrom Rack stores or Nordstrom Local service hubs. Digital sales also includes a reserve for estimated returns.

NORDSTROM, INC.

ADJUSTED RETURN ON INVESTED CAPITAL (“ADJUSTED ROIC”)

(NON-GAAP FINANCIAL MEASURE)

(unaudited; amounts in millions)

We believe that Adjusted ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of the capital we have invested in our business to generate returns over time. Our Adjusted ROIC calculation excludes certain items that we do not consider representative of our core operating performance.

Adjusted ROIC is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, return on assets, net earnings, total assets or other GAAP financial measures. Our method of calculating a non-GAAP financial measure may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted ROIC is return on assets. The following shows the components to reconcile the return on assets calculation to Adjusted ROIC:

	Four Quarters Ended
	February 1, 2025	February 3, 2024
Net earnings	$294	$134
Income tax expense	99	13
Interest expense	135	137
Earnings before interest and income tax expense	528	284

Operating lease interest[1]	92	86
Non-operating related adjustments[2]	98	316
Adjusted net operating profit	718	686
Adjusted estimated income tax expense[3]	(183)	(172)
Adjusted net operating profit after tax	$535	$514

Average total assets	$8,770	$8,766
Average noncurrent deferred property incentives in excess of operating lease right-of-use (ROU) assets[4]	(120)	(157)
Average non-interest bearing current liabilities	(2,915)	(2,954)
Non-operating related adjustments[5]	40	394
Adjusted average invested capital	$5,775	$6,049

Return on assets	3.3%	1.5%
Adjusted ROIC	9.3%	8.5%

[1]	Operating lease interest is a component of operating lease cost recorded in occupancy costs. We add back operating lease interest for purposes of calculating adjusted net operating profit for consistency with the treatment of interest expense on our debt.

[2]	See the Adjusted EBIT and Adjusted EBITDA section, as well as our 2023 Annual Report, for detailed information on certain non-operating related adjustments.

[3]	Adjusted estimated income tax expense is calculated by multiplying the adjusted net operating profit by the adjusted effective tax rate (which removes the impact of non-operating related adjustments) for the trailing twelve-month periods ended February 1, 2025 and February 3, 2024. The adjusted effective tax rate is calculated by dividing adjusted income tax expense by adjusted earnings before income taxes for the same trailing twelve-month periods.

[4]	For leases with property incentives that exceed the ROU assets, we reclassify the amount from assets to other current liabilities and other liabilities on the Consolidated Balance Sheets. The current and noncurrent amounts are used to reduce average total assets above, as this better reflects how we manage our business.

[5]	Non-operating related adjustments primarily included supply chain impairment charges and accelerated technology depreciation for the trailing twelve-month period ended February 1, 2025 and the wind-down of our Canadian operations for the trailing twelve-month period ended February 3, 2024.

NORDSTROM, INC.

ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)

(unaudited; dollars in millions)

Adjusted debt to earnings before interest, income taxes, depreciation, amortization and rent (“EBITDAR”) is one of our key financial metrics and we believe that our debt levels are best analyzed using this measure, as it provides a reflection of our creditworthiness which could impact our credit ratings and borrowing costs. This metric is calculated in accordance with our Revolver covenant and is a key component in assessing whether our revolving credit facility is secured or unsecured, as well as our ability to make dividend payments and share repurchases.

Adjusted debt to EBITDAR is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, debt to net earnings, net earnings, debt or other GAAP financial measures. Our method of calculating a non-GAAP financial measure may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted debt to EBITDAR is debt to net earnings. The following shows the components to reconcile the debt to net earnings calculation to Adjusted debt to EBITDAR:

February 1, 2025
Debt	$2,618
Operating lease liabilities	1,665
Adjusted debt	$4,283

Four Quarters Ended February 1, 2025
Net earnings	$294
Income tax expense	99
Interest expense, net	102
Earnings before interest and income taxes	495

Depreciation and amortization expenses	573
Operating lease cost[1]	291
Amortization of developer reimbursements[2]	57
Other Revolver covenant adjustments[3]	125
Adjusted EBITDAR	$1,541

Debt to Net Earnings	8.9
Adjusted debt to EBITDAR	2.8

[1]	Operating lease cost is fixed rent expense, including fixed common area maintenance expense, net of developer reimbursement amortization.

[2]	Amortization of developer reimbursements is a non-cash reduction of operating lease cost and is therefore added back to operating lease cost for purposes of our Revolver covenant calculation.

[3]	Other adjusting items to reconcile net earnings to Adjusted EBITDAR as defined by our Revolver covenant include interest income, certain non-cash charges and other gains and losses where relevant. For the four quarters ended February 1, 2025, other Revolver covenant adjustments primarily included supply chain impairment charges, interest income and accelerated technology depreciation. See the Adjusted EBIT and Adjusted EBITDA section for detailed information on certain non-operating related adjustments.

NORDSTROM, INC.

FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)

(unaudited; amounts in millions)

Free Cash Flow is one of our key liquidity measures and, when used in conjunction with GAAP measures, we believe it provides investors with a meaningful analysis of our ability to generate cash from our business.

Free Cash Flow is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our method of calculating a non-GAAP financial measure may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Free Cash Flow is net cash provided by operating activities. The following is a reconciliation of net cash provided by operating activities to Free Cash Flow:

	Year Ended
	February 1, 2025	February 3, 2024
Net cash provided by operating activities	$1,267	$621
Capital expenditures	(516)	(569)
Change in cash book overdrafts	(4)	2
Free Cash Flow	$747	$54

INVESTOR CONTACT:	James Duies
Nordstrom, Inc.
InvRelations@Nordstrom.com

MEDIA CONTACT:	Grace Stearns
Nordstrom, Inc.
NordstromPR@Nordstrom.com